                                                                    EXHIBIT 4.17


================================================================================

                                 LEASE AGREEMENT

                                     between

                            BAKER HUGHES INCORPORATED

                                   as Landlord

                                       and

                                TELVENT USA, INC.

                                    as Tenant

================================================================================

                                TABLE OF CONTENTS

1.    Premises.............................................................    1
2.    Authorized Use.......................................................    2
3.    Term.................................................................    2
4.    Rent.................................................................    2
5.    Adjustment of Rent...................................................    2
6.    Payment of Rent......................................................    3
7.    Rentable Area........................................................    3
8.    Operating Expenses...................................................    3
9.    Taxes................................................................    5
10.   Tenant Improvements; Condition of Premises...........................    5
11.   Completion of Tenant Improvements and Commencement of Rent...........    5
12.   Maintenance and Repair...............................................    6
13.   Landlord's Services..................................................    7
14.   Prohibited Use.......................................................    8
15.   Rules and Regulations of Building....................................    8
16.   Compliance with Laws and Other Regulations...........................    8
17.   Alterations and Additions............................................    9
18.   Taxes on Personalty..................................................    9
19.   Landlord's Access....................................................    9
20.   Property Insurance...................................................    9
21.   Fire or other Casualty...............................................   10
22.   Waiver of Claims.....................................................   10
23.   Indemnity and Insurance..............................................   11
24.   Non-Waiver...........................................................   12
25.   Quiet Enjoyment......................................................   12

26.   Notices..............................................................   13
27.   Landlord's Failure to Perform........................................   13
28.   Tenant's Failure to Perform..........................................   13
29.   Act of Default.......................................................   13
30.   Rights upon Default..................................................   14
31.   Surrender............................................................   16
32.   Holding Over.........................................................   16
33.   Removal of Tenant's Property.........................................   16
34.   Liens................................................................   17
35.   Interest.............................................................   17
36.   Assignment and Subletting............................................   17
37.   Merger of Estates....................................................   18
38.   Landlord's Liability.................................................   18
39.   Light and Air........................................................   19
40.   Condemnation.........................................................   19
41.   Subordination........................................................   19
42.   Legal Interpretation.................................................   20
43.   Parking..............................................................   20
44.   Whole Agreement......................................................   21
45.   Building Access......................................................   21
46.   Signage..............................................................   21
47.   Storage Spaces.......................................................   22
48.   Roof Access..........................................................   22
49.   Purchase of Furniture................................................   22
50    Contraction Option...................................................   23
51.   Standard.............................................................   23

Exhibit A     DESCRIPTION OF THE LAND
Exhibit B     FLOOR PLAN OF PREMISES
Exhibit B-1   FLOOR PLAN OF NEW PREMISES
Exhibit B-2   FLOOR PLAN OF SURRENDER PREMISES
Exhibit C-1   WORK LETTER AGREEMENT
Exhibit C-2   APPROVED PLANS
Exhibit D     CLEANING AND JANITORIAL SERVICES
Exhibit E     RULES AND REGULATIONS OF BUILDING
Exhibit F     EXCLUSIONS FROM OPERATING EXPENSES

                                 LEASE AGREEMENT

     THIS LEASE AGREEMENT (this "Lease") is made and entered into this 16th day of October, 2003, by and between BAKER HUGHES INCORPORATED, a Delaware corporation ("Landlord") and TELVENT USA, INC., a Texas corporation ("Tenant").

                                   WITNESSETH:

     In consideration of the mutual covenants set forth herein, Landlord and Tenant hereby agree as follows:

     1. PREMISES. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, for the rental and on the terms and conditions hereinafter set forth, 48,177 square feet of Rentable Area (defined in Paragraph 7 hereof) on the first and third floors of the 7000 Hollister Building (the "Building"), located on that certain land at 7000 Hollister Road, Houston, Harris County, Texas, and more particularly described in Exhibit A attached hereto and made a part hereof for all purposes (the "Land"), which space (the "Premises"), is depicted on the floor plan attached hereto as Exhibit B and made a part hereof for all purposes. The Premises include space between the top surface of the floor slab of the area so depicted and the finished surface of the ceiling immediately above (subject to Landlord's right to use and to control Tenant's use of the space between such ceiling and any suspended ceiling installed or to be installed therein) and all Tenant Improvements (defined in Paragraph 10 hereof) constructed within such space. The Premises constitute 44.4360% of the Rentable Area of the Building.

     Pursuant to the Existing Lease (defined below), Tenant is currently in possession of all of the Premises, except that portion of the Premises consisting of 2,164 square feet of Rentable Area depicted on the floor plan attached hereto as Exhibit B-1 and made a part hereof for all purposes (the "New Premises"). In addition, Tenant is in possession of those premises covered by the Existing Lease but not included within the Premises, which premises are depicted on the floor plan attached hereto as Exhibit B-2 and made a part hereof for all purposes (the "Surrender Premises"). On the Commencement Date (defined below), the Existing Lease shall terminate in the same manner and with the same effect as if said date were the expiration date set forth in the Lease and Tenant shall surrender the Surrender Premises to Landlord in the condition required by the Existing Lease. As used herein, "Existing Lease" means the Lease Agreement dated as of March 6, 1996, between Landlord and Tenant (as successor by name change to Metso Automation Scada Solutions, Inc., which was the successor by name change to Neles Automation Scada Solutions, Inc., which was successor by internal assignment to Valmet, Inc., which was successor by merger to Valmet Automation (U.S.A.), Inc.), as amended to date.

     2. AUTHORIZED USE. Tenant shall have the right to occupy and use the Premises for general business office, assembly/manufacturing purposes, minor warehousing or any other lawful use to which Landlord gives it prior written consent, which consent shall not be unreasonably withheld by Landlord.

     3. TERM. Subject to and upon the terms and conditions set forth in this Lease, this Lease shall be in force for a term (the "Term") beginning on the date on which the Tenant Improvements are Substantially Complete (defined in Paragraph 10) (the "Commencement Date"), and ending on the 30th day of November, 2009.

     4. RENT. Tenant shall pay to Landlord as rent (the "Rent") beginning on the Commencement Date and on the first day of each month thereafter during the Term through and including November 1, 2009, subject to adjustment as hereinafter provided, as follows:

             PERIOD                          RATE           ANNUAL RENT   MONTHLY INSTALLMENT
             ------                 ---------------------   -----------   -------------------
Commencement Date - October, 2004   $9.00                   $433,593.00        $36,132.75

November, 2004                      11/1 - 11/14: $9.00
                                    11/15 - 11/30: $12.00   N/A                $42,556.35

December, 2004 - November 2009      $12.00                  $578,124.00        $48,177.00

     In the event that the commencement date occurs on any date other than the 1st day of a calendar month, Rent hereunder shall be prorated for the first day of such month.

     5. ADJUSTMENT OF RENT.

     A. In the event that the Operating Expenses (defined in Paragraph 8 hereof) during any Operating Period (an "Operating Period" being defined as each calendar year beginning January 1 and ending December 31 of each year during the Term that commences after December 31, 2004) shall exceed the actual Operating Expenses for calendar year 2004, Tenant shall pay to Landlord when invoiced, as additional Rent for such Operating Period or Periods, Tenant's pro rata share of the amount of such excess. For all calculations pursuant to the provisions of this Lease, the Rentable Area of the Building shall be deemed to be 108,418 square feet, and Tenant's pro rata share of such excess Operating Expenses shall be the amount of such excess times a fraction equal to the Rentable Area of the Premises over the Rentable Area of the Building. If the Term commences or expires on other than the beginning date of any Operating Period, the amount of additional Rent shall be reduced in proportion to the number of days of any such Operating Period not included within the Term.

     B. Landlord shall have the right to collect monthly from Tenant excess Operating Expenses owed or estimated to be owed by Tenant under this Paragraph 5, said monthly payments to be in such amounts as are reasonably estimated by Landlord. Each such monthly payment shall be due and payable at the same time as the Rent provided for in Paragraph 4 hereof is due and payable. Landlord shall within a reasonable period after the close of each Operating Period for which additional Rent may be due under the provisions of this paragraph, give written notice thereof to Tenant, which notice shall also contain or be accompanied by a statement of the Operating Expenses during such Operating Period, and by a computation of such additional Rent. Failure of Landlord to give Tenant said notice within a reasonable period shall not be a waiver of Landlord's right to collect said additional Rent. When the Landlord presents Tenant with the above-referenced statement of amounts due by Tenant for excess Operating Expenses under this Paragraph 5, Tenant shall promptly pay to Landlord the difference between Tenant's proportionate share of said excess and the amount of monthly payments made by Tenant attributable to said excess, or Tenant shall receive a credit therefor if said excess is less than the amount of monthly payments collected by Landlord attributable to said excess, said credit to be applied to future monthly payments attributable to future Operating Expense reimbursements.

     6. PAYMENT OF RENT. On or before the first day of each calendar month during the Term hereof, Tenant shall pay to Landlord for such month the Rent then in effect. All such payments shall be paid to Landlord payable to the order of Baker Hughes Incorporated in lawful money of the United States of America at the following mailing address:

     Baker Hughes Incorporated Real Estate
     P.O. Box 200415
     Houston, Texas 77216-1741

or to such other party or at such other place as Landlord may designate from time to time in a written notice to Tenant. If this Lease commences or terminates on any day other than the first or last day of a calendar month, the Rent due hereunder shall be prorated except as otherwise provided in this Lease.

     7. RENTABLE AREA. The "Rentable Area" for the Premises shall be the total net usable area calculated for the space to be occupied by Tenant, calculated in accordance with standard methods of the Building Owners and Managers Association, plus an add-on factor based upon non-rentable space on each floor occupied by the Tenant. The parties agree that the Rentable Area stated herein shall be deemed to be correct regardless of whether the same may actually be more or less.

     8. OPERATING EXPENSES.

     A. "Operating Expenses", as used in this Lease, refers to the aggregate expenses, costs and disbursements of every kind and nature relating to or incurred or paid during any Operating Period in connection with the ownership, operation, repair, replacement and maintenance of the Building, Land, equipment, fixtures and facilities used in connection therewith, including, but not limited to wages and salaries of all employees directly engaged in the operation, maintenance or security of the Building and Land, including taxes, insurance, uniforms/special clothing and benefits relating thereto; the cost of all labor, supplies, materials and tools used in the operation, repair, replacement and maintenance of the Building and Land; management fees (not exceeding the industry standard of similar buildings in Houston, Texas); the cost of all accounting services related to the ownership and operation of the Building and Land; the cost of all utilities for the Building and Land, including, but not limited to, the cost of water and power for heating, lighting, air conditioning and ventilating; the cost of all repair, maintenance and service agreements for the Building, Land and equipment therein or thereon, including, but not limited to, security service, window cleaning, elevator maintenance and janitorial service; the cost of all insurance relating to the Building and Land, including, but not limited to, the cost of casualty, rental abatement and liability insurance applicable to the Building, Land and Landlord's personal property used in connection therewith; Taxes (defined in Paragraph 9 hereof); the cost of repairs, refurbishing, restoration and general maintenance; a reasonable amortization charge on account of any capital expenditure incurred (i) to comply with any governmental rule, regulation, law or otherwise that becomes applicable to the Building or Land after the Commencement Date, or (ii) to effect a reduction in the Operating Expenses of the Building or Land; and, all other items constituting operating and maintenance costs in connection with the Building and Land according to generally accepted accounting practices. Notwithstanding anything in this Lease to the contrary, Operating Expenses shall not include any items listed on Exhibit F attached hereto and made a part hereof for all purposes.

     B. If less than 95% of the Rentable Area of the Building is actually occupied during any Operating Period, Operating Expenses shall be the amount that such Operating Expenses would have been for such Operating Period had 95% of the Rentable Area of the Building been occupied during all such Operating Period, as reasonably determined by Landlord.

     C. Within 60 days after Landlord furnishes its statement of actual Operating Expenses for any Operating Period pursuant to Paragraph 5.B., Tenant, at its cost, shall have the right to inspect Landlord's records of the Operating Expenses referred to in such statement, subject to the following conditions: (1) there is no uncured Act of Default; (2) the audit shall be prepared by an independent certified public accounting firm of recognized national standing;
(3) in no event shall any audit be performed by a firm retained on a "contingency fee" basis; (4) the audit shall commence within thirty (30) days after Landlord makes Landlord's books and records available to Tenant's auditor and shall conclude within sixty (60) days after commencement; (5) the audit shall be conducted during Landlord's normal business hours at the location where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord's business;
(6) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute Landlord's confidentiality agreement for Landlord's benefit prior to commencing the audit; and (7) the accounting firm's audit report shall, at no charge to Landlord, be submitted in draft form for Landlord's review and comment.

     9. TAXES. Where used in this Lease, the term "Taxes" means all ad valorem taxes, personal property taxes, and all other taxes, assessments, use and occupancy taxes, transit taxes, water and sewer charges, excises, levies, license and permit fees and all other similar charges, if any, which are levied, assessed, or imposed upon or become due and payable in connection with, or a lien upon, the Land, the Building or facilities used in connection therewith, and all taxes or other charges of whatsoever nature that are imposed in substitution for or in lieu of any of the taxes, assessments, or other charges included in this definition of Taxes; provided, however, Taxes shall not include the portion, if any, of ad valorem taxes against the Premises that is paid by tenants as a separate charge pursuant to Paragraph 18 hereof.

     10. TENANT IMPROVEMENTS; CONDITION OF PREMISES. Landlord agrees to perform the work contemplated by the Work Letter Agreement attached hereto as Exhibit C-1 (the "Work Letter Agreement") in portions of the Premises located on the third floor of the Building (and such work is herein called the "Tenant Improvements"). The Tenant Improvements shall be deemed "Substantially Complete" when offered by Landlord to Tenant with the Tenant Improvements substantially completed in accordance with and in accordance with Work Letter Agreement and the plans attached hereto as Exhibit C-2. Upon Tenant's taking possession of the New Premises, the Tenant Improvements shall be deemed satisfactorily completed unless otherwise expressly agreed in writing by both parties. The Premises are accepted by Tenant in "as is" condition and configuration, subject to Landlord's obligation to perform the Tenant Improvements. TENANT HEREBY AGREES THAT THE PREMISES ARE IN GOOD ORDER AND SATISFACTORY CONDITION AND THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS LEASE, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, BY LANDLORD REGARDING THE TENANT IMPROVEMENTS, THE PREMISES OR THE BUILDING.

     11. COMPLETION OF TENANT IMPROVEMENTS AND COMMENCEMENT OF RENT. If the Commencement Date is delayed because of Tenant Delay, then, in addition to paying the rent due under the Existing Lease, Tenant shall also pay the Rent that would have been due hereunder with respect to the New Premises from the date that the Commencement Date would have occurred but for Tenant Delay until the day preceding the Commencement Date. If the Commencement Date is delayed for any reason other than Tenant Delay, the delay in the Commencement Date and Tenant's obligation to pay rent with respect to the New Premises shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of such delay. "Tenant Delay" means any delay in completion of the Tenant Improvements caused by (a) Tenant's failure to furnish information or complete work which Tenant has agreed to provide within the time agreed upon in the Work Letter Agreement, (b) changes requested by Tenant to any aspect of the Tenant Improvements, (c) the non-availability or delay in delivery of materials or equipment requested by Tenant, or (d) any other delay caused by Tenant, its employees, agents, contractors or representatives.

     12. MAINTENANCE AND REPAIR. Landlord shall provide all normal maintenance, repair and replacement of the exterior and the structural portions of the Building and common areas such as lobbies, stairs, corridors, common rest rooms, roof, elevators and escalators. Notwithstanding anything contained in this Lease to the contrary, Landlord shall bear all cost and expense of and shall perform all acts necessary to bring the New Premises into compliance with the Americans With Disabilities Act of 1991, as amended (together with all applicable regulations, the "ADA") as of the first day of the Term, and shall bear all cost and expense of and shall perform all construction and work required by the ADA to be performed in the Premises as a result of the performance of the Tenant Improvements. Thereafter, Tenant shall be responsible for complying with all ADA requirements relating to the Premises and Landlord shall be responsible for complying with all ADA requirements applicable to common areas of the Building. Except to the extent that Landlord is obligated to furnish maintenance, repair and painting of portions of the Premises pursuant to this Paragraph and to repair damage by fire or other casualty pursuant to Paragraph 21, Tenant, at its sole cost, shall maintain and repair the Premises and otherwise keep the Premises in good order and repair, but all workmen, artisans and contractors employed for such purposes shall be obtained through or specifically approved by Landlord prior to the commencement of any work on the Premises. The Building, the common area and the surrounding area of which the Building and the Premises are a part shall at all times be maintained by Landlord in a commercially reasonable manner consistent with the manner in which quality projects of a similar type, character and location are maintained. Landlord shall promptly commence and diligently pursue to completion the performance of all repairs or maintenance that are the responsibility of Landlord under the Lease. Subject to delays arising from Acts of God, shortages of labor or materials, war, or other similar or dissimilar conditions or events beyond the reasonable control of Landlord, if Landlord shall fail to fulfill its obligations under this Paragraph and such failure shall continue for more than thirty (30) days' after receipt of written notice from Tenant, Tenant may perform such maintenance and/or repair and Landlord shall reimburse Tenant for the reasonable cost thereof upon demand. Landlord shall schedule all repairs and maintenance, except in emergencies, with reasonable notice to Tenant and shall, to the extent reasonably possible, conduct the same before or after normal business hours so as to minimize disruption of Tenant's business.

     13. LANDLORD'S SERVICES. Landlord, at its cost, shall furnish the Premises with the following services:

     (i) Cleaning and Janitorial Services (defined in Exhibit D attached hereto and made a part hereof for all purposes),

     (ii) water and electricity (110 volt current) for normal office uses,

     (iii) elevator service at the times and frequency required, in Landlord's judgment, for normal business use of the Premises by Tenant pursuant hereto,

     (iv) lamp and ballast replacement for light fixtures,

     (v) heating, ventilating, and air conditioning service between 7:00 o'clock a.m. and 8:00 o'clock p.m. on Monday through Friday and between 8:00 o'clock a.m. and 2:00 o'clock p.m. on Saturday, except on New Years Day, Memorial Day, July 4, Labor Day, Thanksgiving Day, the day after Thanksgiving Day, Christmas Day and other holidays ("Holidays") observed from time to time by tenants occupying a majority of the Rentable Area in the Building; however, in the event applicable governmental laws, edicts, regulations or administrative orders cause normal hours to be modified, then such heating, ventilating and air conditioning service shall be changed to be in compliance with such promulgations. Landlord shall furnish heating, ventilating and air conditioning and cooling service on days and at times other than those referred to in subsection (v) above upon request at Landlord's standard hourly rate (which rate is currently $25.00 per hour).

Except as expressly provided herein, Landlord shall not be liable for any damages directly or indirectly resulting from, nor shall any Rent be abated by reason of, the installation, use or interruption of use of any equipment in connection with the furnishing of any of the foregoing services, or failure to furnish or delay in furnishing any such service when such failure or delay is caused by accident or any other occurrence or condition beyond the reasonable control of Landlord or by the making of necessary repairs or improvements to the Premises or to the Building. The failure to furnish any of such services shall not be construed as an eviction of Tenant or relieve Tenant from the duty of observing and performing any of its obligations under this Lease. Notwithstanding the foregoing, in the event of an interruption of any essential service (which shall be defined as gas, electricity, water, sewer, air conditioning and heating service and elevator service), Landlord shall use reasonable diligence to restore such service. If there is an interruption in any essential service to the Premises and such interruption is the result of Landlord's negligence or inaction but not the result (partially or wholly) of the gross negligence or willful misconduct of Tenant, its agents, employees, invitees or visitors, and if such interruption continues for fifteen (15) business days after receipt by Landlord of written notice from Tenant, Tenant shall be entitled to an abatement of all Rent and other sums due hereunder with respect to that portion of the Premises rendered unusable by Tenant from the sixteenth (16th) business day after Landlord's receipt of Tenant's notice until such time as such essential service is restored.

     14. PROHIBITED USE. Tenant shall not use or permit any other party to use all or any part of the Premises for any purpose not authorized in Paragraph 2 hereof. Tenant shall not do or permit anything to be done in or about the Building or bring or keep or permit anything to be brought to or kept therein, which is prohibited by or which will in any way conflict with any law, statute, ordinance or governmental rule or regulation now in force or hereafter enacted or promulgated, or which is prohibited by any standard form of fire insurance policy or which will in any way increase the existing rate of or affect any fire or other insurance which Landlord carries upon the Building or any of its contents, or cause a cancellation of any insurance policy covering the Building or any part thereof or any of it contents. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants of the Building, or injure or annoy them or use or allow the Premises to be used for any unlawful or objectionable purpose. Tenant shall not cause, maintain or permit any nuisance in, on, or about the Premises or Building or commit or suffer to be committed any waste to, in, on, or about the Premises or Building.

     15. RULES AND REGULATIONS OF BUILDING. Tenant shall perform and comply with the Rules and Regulations of the Building set out in Exhibit E attached hereto and made a part hereof for all purposes, and, upon written notice thereof, all other rules and regulations with respect to safety, care, cleanliness, and preservation of good order in the Building that reasonably may be established from time to time by Landlord for all tenants of the Building. Landlord shall not have any liability to Tenant for any failure of any other tenants of the Building to comply with such Rules and Regulations.

     16. COMPLIANCE WITH LAWS AND OTHER REGULATIONS. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force, with the requirements of any board of fire underwriters or other similar body now or hereafter constituted, and with any directive or occupancy certificate issued pursuant to any law by any public officer or officers insofar as any thereof relate to or affect the condition, use or occupancy of the Premises, excluding requirements of structural changes not resulting from special Tenant improvements or acts of Tenant. Similarly, Landlord shall, at its sole cost and expense, promptly comply, and shall cause all of its contractors, agents and employees to comply, with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force, with the requirements of any board of fire underwriters or other similar body now or hereafter constituted, and with any directive or occupancy certified issued pursuant to any law by any public officer or officers insofar as any thereof relate to or affect the condition, use or occupancy of the Land and the Building or so much of the Building as is not the responsibility of the Tenant or any other tenant of the Building.

     17. ALTERATIONS AND ADDITIONS. Tenant shall not make any alterations or additions to the Tenant Improvements, Premises or Building except with the prior written consent of the Landlord, which consent shall not be unreasonably withheld by Landlord. All Tenant Improvements, alterations and additions to the Tenant Improvements, to the Premises and to the Building are the property of the Landlord and shall not be removed by Tenant either during or after the end of the Term without the express written approval of Landlord; provided, however, Landlord may require such removal by Tenant upon termination of this Lease or the expiration of the Term. Tenant shall not be entitled to any reimbursement or compensation resulting from its payment of the cost of constructing all or any portion of the Tenant Improvements or any alterations or additions thereto unless otherwise expressly agreed by Landlord in writing. Tenant shall not permit any mechanics', materialmen's or other liens to be fixed or placed against the Premises or the Building or the Land and agrees immediately to discharge (either by payment or by filing of the necessary bond, or otherwise) any mechanics', materialmen's or other lien which is allegedly fixed or placed against any of the foregoing.

     18. TAXES ON PERSONALTY. Tenant shall pay all ad valorem and similar taxes or assessments levied upon or applicable to all equipment, fixtures, furniture, and other property placed by Tenant in the Premises and all license and other fees or charges imposed on the business conducted by Tenant on the Premises. All other ad valorem taxes attributable to the Premises, the Land and the Building shall be paid by Landlord but shall be included within Operating Expenses to the extent permitted under the provisions of Paragraphs 8 and 9 of this Lease.

     19. LANDLORD'S ACCESS. Landlord shall have the right, at all reasonable times during the Term, upon reasonable notice (except in case of emergency) to enter the Premises to inspect the condition thereof, to determine if Tenant is performing its obligations under this Lease, and to perform the services or to make the repairs and restoration that Landlord is obligated or elects to perform or furnish under this Lease, to make repairs to adjoining space, to cure any defaults of Tenant hereunder that Landlord elects to cure in accordance with the terms of this Lease, and to remove from the Premises any improvements thereto or property placed therein in violation of this Lease. During the last six (6) months of the Term, Landlord shall have the right to enter the Premises in accordance with the preceding sentence to show the Premises to prospective new tenants.

     20. PROPERTY INSURANCE. Landlord shall maintain, during the Term of this Lease, fire and extended coverage insurance ("Insurance") insuring the Building and Premises (including Tenant Improvements) in the amount of eighty percent (80%) of the full replacement cost thereof, but excluding Tenant's goods, furniture or other property placed in the Premises, against damage or loss from fire or other casualty normally insured against under the terms of standard policies of fire and extended coverage insurance. Tenant shall be responsible for providing, at Tenant's own expense, all insurance coverage necessary for the protection against loss or damage from fire or other casualty of Tenant's goods, furniture or other property placed in the Premises.

     21. FIRE OR OTHER CASUALTY. If the Premises or the Building is damaged or destroyed in whole or in part, by fire or other casualty at any time during the Term and if, substantial alteration or reconstruction of the Building shall, in Landlord's opinion, be required (whether or not the Premises shall have been damaged by such casualty) or in the event there is less than one (1) year of the Term remaining or in the event of any material uninsured loss to the Building, Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within ninety (90) days after the date of such casualty. In addition, either Landlord or Tenant shall have the right to terminate this Lease within thirty (30) days after the date of such damage or destruction if Landlord determines that the restoration or replacement of the damaged or destroyed portion of the Premises or the Building cannot reasonably be expected to be completed within one hundred eighty (180) days after the date of the casualty. If this Lease is not terminated as provided in this Paragraph, Landlord shall promptly commence to restore or replace the damaged or destroyed portions of the Building and the improvements located within the Premises for which Landlord had financial responsibility pursuant to the Work Letter Agreement or pursuant to the Existing Lease to substantially the same condition that existed immediately prior to such damage or destruction; provided, however, that Landlord shall have no obligation to spend any sums in excess of insurance proceeds actually received in restoring the Building and the Premises. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that, subject to the provisions of the next sentence, Landlord shall abate Rent during the time and to the extent the Premises are unfit for occupancy. If the Premises or any other portion of the Building is damaged by fire or other casualty resulting from the fault or negligence of Tenant or any of Tenant's agents, employees, or invitees, Rent shall not be diminished during the repair of such damage and Tenant shall be liable to Landlord for the cost of the repair and restoration of the Building and the improvements located within the Premises for which Landlord had financial responsibility pursuant to the Work Letter Agreement or pursuant to the Existing Lease caused thereby to the extent such cost and expense is not covered by insurance proceeds.

     22. WAIVER OF CLAIMS. Anything in this Lease to the contrary notwithstanding, and to the maximum extent not prohibited by applicable law, each party hereto hereby releases and waives all claims, rights of recovery, and causes of action that either such party or any party claiming by, through, or under such party (including, without limitation, the insurers of each of Landlord and Tenant) by subrogation or otherwise may now or hereafter have against the other party or any of the other party's directors, officers, partners, employees, or agents for any loss or damage that may occur to the Building, Premises, Tenant Improvements, or any of the contents of any of the foregoing by reason of fire, Act of

God, the elements, or any other cause EXPRESSLY INCLUDING THE NEGLIGENCE OF THE PARTIES HERETO OR THEIR DIRECTORS, OFFICERS, PARTNERS, EMPLOYEES, OR AGENTS (BUT NOT INCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT THEREOF), that could have been insured against under the terms of standard fire and extended coverage insurance policies or any injury covered by worker's compensation laws and benefits. Landlord shall not be liable to Tenant for any inconvenience or loss to Tenant in connection with any of the repair, maintenance, damage, destruction, restoration, or replacement referred to in this Lease. Landlord shall not be obligated to repair, maintain, restore, or replace or otherwise be liable for any damage to or destruction of any of Tenant's goods, furniture, or other property placed in or incorporated in the Building. THIS WAIVER IS INTENDED TO WAIVE CLAIMS AGAINST THE PARTIES EVEN IN THE EVENT OF SUCH PARTY'S OWN NEGLIGENCE.

     23. INDEMNITY AND INSURANCE.

     A. Except for the claims, rights of recovery and causes of action that Landlord has released and waived pursuant to Paragraph 22 hereof and to the maximum extent permitted by applicable law, each party (the "Indemnifying Party") shall indemnify and hold harmless the other party and the other party's agents, directors, officers, partners, employees, invitees, and contractors (the "Indemnified Party") from all claims, losses, costs, damages, or expenses (including, but not limited to, attorneys' fees and related costs and expenses) resulting or arising from any and all injuries to, including death of, any person or damage to any property caused by any act, omission, or neglect of the Indemnifying Party or its directors, officers, employees, agents, invitees, or guests, or any parties contracting with the Indemnifying Party relating to the Premises, the Building and/or the Land. LANDLORD SHALL NOT BE LIABLE TO TENANT AND TENANT HEREBY WAIVES ALL CLAIMS AGAINST LANDLORD OR LANDLORD'S DIRECTORS, OFFICERS, PARTNERS, EMPLOYEES, OR AGENTS FOR ANY DAMAGE OR LOSS OF ANY KIND, FOR DIRECT DAMAGES, CONSEQUENTIAL DAMAGES, LOSS OF PROFITS, BUSINESS INTERRUPTION, AND FOR ANY DAMAGE TO PROPERTY, DEATH OR INJURY TO PERSONS ARISING FROM OR RELATED TO (1) THE ACTS OF OTHER TENANTS, VANDALISM, LOSS OF TRADE SECRETS OR OTHER CONFIDENTIAL INFORMATION, OR (2) ANY DEFECT IN THE PREMISES OR THE BUILDING, PIPES, ELECTRICAL EQUIPMENT, AIR CONDITIONING, HEATING, PLUMBING OR BY WATER LEAKAGE OF ANY KIND FROM THE ROOF, WALLS, WINDOWS OR OTHER PORTION OF THE PREMISES OR THE BUILDING, UNLESS AND TO THE EXTENT CAUSED BY THE WILLFUL MISCONDUCT OR NEGLIGENCE OF LANDLORD.

     B. During the Term of this Lease, Tenant, at its sole cost, shall obtain and maintain with insurance companies approved by Landlord, commercial general liability insurance, insuring Tenant, Landlord and Landlord's designees, if any, against liability for injury to persons or property occurring in or about the Premises or arising out of the ownership, maintenance, use or occupancy thereof. The liability under such insurance shall not be less than $5,000,000.00 combined single limit coverage for personal injury and for property damage, all such amounts to be increased if, in the reasonable judgment of Landlord, any such increase is necessary for Landlord's protection. Landlord shall be named as an additional insured under Tenant's insurance. Prior to its initial entry onto the Premises, Tenant shall provide to Landlord a certificate of insurance evidencing the coverages required under this Lease. A replacement certificate shall be delivered to Landlord at least ten (10) business days prior to the expiration of any such certificate during the Term. Tenant's insurance policy shall provide that it may not be materially altered or cancelled without ten (10) days notice being first given to the Landlord.

     C. Landlord shall obtain and maintain commercial general liability insurance insuring Landlord against liability for injury to persons or property occurring in or about the Premises, the Building or the Land or arising out of the ownership, maintenance, use or occupancy thereof. Upon request, Landlord shall provide a certificate of its insurance to Tenant. Landlord's obligations hereunder may be met through blanket insurance polices and/or Landlord's standard self-insurance programs.

     24. NON-WAIVER. No consent or waiver, express or implied, by one party to this Lease to or of any breach in the performance or observance by the other party of any of its obligations under this Lease shall be construed as or constitute a consent or waiver to or of any other breach in the performance or observance of such obligation or any other obligations. Neither the acceptance by Landlord of any Rent or other payment hereunder, whether or not any default hereunder by Tenant is then known to Landlord, nor any custom or practice followed in connection with this Lease shall constitute a waiver of any of Tenant's obligations under this Lease. Failure by one party to this Lease to complain of any action or nonaction on the part of the other party or to declare such other party in default irrespective of how long such failure may continue, shall not be deemed to be a waiver by a party to this Lease of any of its rights hereunder. Time is of the essence with respect to the performance of every obligation under this Lease in which time of performance is a factor. Except where expressly provided herein to the contrary, all Rent and other amounts payable by Tenant under this Lease shall be paid without abatement, offset, counterclaim or diminution to any extent whatsoever. Except for the execution and delivery of a written agreement expressly accepting surrender of the Premises, no act taken or failed to be taken by Landlord shall be deemed an acceptance of surrender of the Premises.

     25. QUIET ENJOYMENT. Provided Tenant has performed all of its obligations under this Lease, including but not limited to the payment of Rent and all other sums due hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, subject to the provisions and conditions set forth in this Lease.

     26. NOTICES. Each notice required or permitted to be given hereunder by one party to the other shall be in writing with a statement therein to the effect that notice is given pursuant to this Lease and the same shall be given and shall be deemed to have been delivered, served and given if placed in the United States mail, postage prepaid, by United States registered or certified mail, return receipt requested, addressed to such party at the address provided for such party herein. Any notices to Landlord shall be addressed and given to Landlord as follows:

     P.O. Box 4740
     Houston, Texas 77210-4740
     Attn: Director of Real Estate

The address for Tenant shall be the Premises. The addresses stated above shall be effective for all notices to the respective parties until written notice of a change in address is given pursuant to the provisions hereof.

     27. LANDLORD'S FAILURE TO PERFORM. Except as otherwise expressly provided herein, if Landlord fails to perform any of its obligations under this Lease, Landlord shall not be in default hereunder and Tenant shall not have any rights or remedies growing out of such failure unless Tenant gives Landlord written notice thereof setting forth in reasonable detail the nature and extent of such failure and such failure by Landlord is not cured within the thirty (30) day period following delivery of such notice or such other period therefor expressly provided elsewhere in this Lease. If such failure cannot reasonably be cured within such period, the length of such period shall be extended for the period reasonably required therefor if Landlord commences curing such failure within the original specified period and continues the curing thereof with reasonable diligence and continuity.

     28. TENANT'S FAILURE TO PERFORM. If Tenant fails to perform any one or more of its obligations hereunder, in addition to the other rights of Landlord hereunder, Landlord shall have the right, but not the obligation, after reasonable notice to Tenant (except in case of emergency), to perform all or any part of such obligations of Tenant. Upon receipt of a demand therefor from Landlord, Tenant shall reimburse Landlord for (i) the cost to Landlord of performing such obligations and a reasonable profit and overhead, plus (ii) interest thereon at the then maximum legal rate from the date of demand. If the obligation so performed by Landlord involves any repair or maintenance or the removing by Landlord of any improvements to or use of the Premises not authorized by this Lease, such reasonable profit and overhead shall be 10% of the cost to Landlord of performing such obligation.

     29. ACT OF DEFAULT. The term "Act of Default" refers to the occurrence of any one or more of the following:

     (i) failure of Tenant to pay when due any Rent or other amount required to be paid under this Lease within ten (10) days after notice from Landlord; or

     (ii) failure of Tenant after thirty (30) days written notice from Landlord of Tenant's default in the performance of any of Tenant's obligations, covenants or agreements under this Lease, to do, observe, keep and perform with diligence and continuity any of such obligations, covenants, or agreements;

     (iii) the filing by Tenant of a voluntary petition in bankruptcy, receivership, or other related or similar proceedings; or

     (iv) the making by Tenant of a general assignment for the benefit of its creditors; or

     (v) the appointment of a receiver of Tenant's interests in the Premises in any action, suit or proceeding by or against Tenant's interest in the Premises or by or against Tenant unless such appointment is dismissed within sixty (60) days of its filing; or

     (vi) any other voluntary or involuntary proceedings instituted by or against Tenant under any bankruptcy or similar laws, unless the occurrence of any such involuntary receivership or proceeding is cured by the same being dismissed or stayed within sixty (60) days thereafter; or

     (vii) the failure of Tenant to discharge or bond any judgment against Tenant within sixty (60) days after such judgment becomes final; or

     (viii) the sale or attempted sale under execution or other legal process of the interest of Tenant in the Premises.

     30. RIGHTS UPON DEFAULT.

     A. If an Act of Default occurs, Landlord, at any time thereafter prior to the curing of such Act of Default and without waiving any other rights herein available to Landlord at law or in equity, may either terminate this Lease or terminate Tenant's right to possession without terminating the Lease, whichever Landlord elects. In either event, Landlord may pursue all rights and remedies available to it under this Lease or under applicable law or both. If Landlord elects to terminate this Lease, it may treat the Act of Default as an entire breach of this Lease and Tenant immediately shall become liable to Landlord for damages for the entire breach in an amount equal to the amount by which (i) the total Rent (being the Rent set forth in Paragraph 4 hereof as adjusted pursuant to Paragraph 5 hereof for any increase and estimated increase in Operating Expenses which would be payable by Tenant during the unexpired balance of the
Term) and all other payments due for the balance of the Term is in excess of
(ii) the fair market rental value of the Premises for the balance of the Term as of the time of default, both discounted at the rate per annum quoted by JPMorgan Chase Bank from time-to-time as its prime rate to the then present value. If Landlord elects to terminate Tenant's right to possession of the Premises without terminating the Lease, Landlord may rent the Premises or any part thereof for the account of Tenant to any person or persons for such rent and for such terms and other conditions as Landlord deems appropriate, and Tenant shall be liable to Landlord for the amount, if any, by which the total rent and all other payments herein provided for the unexpired balance of the Term exceed the net amount, if any, received by Landlord from such re-renting, being the gross amount so received by Landlord less the cost of repossession, re-renting, remodeling and other expenses. Such sum or sums due by reason of the immediately preceding sentence shall be paid by Tenant in monthly installments on the first day of each month of the balance of the Term. If Landlord elects to terminate Tenant's right to possession without terminating the Lease, Landlord shall have the right at any time thereafter to terminate this Lease, whereupon the foregoing provisions with respect to termination will thereafter apply. If an Act of Default occurs or in case of any holding over or possession by Tenant of the Premises after the expiration or termination of this Lease, Tenant shall reimburse Landlord on demand for all reasonable costs incurred by Landlord in connection therewith including, but not limited to, reasonable attorneys' fees and related costs and expenses, plus interest thereon at the then maximum lawful rate from the date such costs are paid by Landlord. Actions by Landlord to collect amounts due from Tenant as provided in this Paragraph 31 hereof may be brought at any time, and from time to time, on one or more occasions, without the necessity of Landlord's waiting until the termination of this Lease.

     B. Notwithstanding the foregoing, to the extent (but no further) Landlord is required by applicable Texas law to mitigate damages, or is required by law to use efforts to do so, and such requirement cannot be lawfully and effectively waived (it being the intention of Landlord and Tenant that Tenant WAIVE such requirements to the maximum extent permitted by applicable law), Tenant agrees that Landlord shall not be deemed to have failed to mitigate damages, or the efforts required by law to do so, because: (i) Landlord leases other space in the Building which is vacant prior to re-letting the Premises; (ii) Landlord refuses to relet the Premises to (A) any affiliate of Tenant, or any principal of Tenant, or any affiliate of such principal; (B) any person or entity whose creditworthiness is not acceptable to Landlord in the exercise of its reasonable discretion; (C) any person or entity because the use proposed to be made of the Premises by such prospective tenant is not general office use of a type and nature consistent with that of the other tenants in the portions of the Building leased or held for lease for general office purposes as of the date Tenant defaults under this Lease, or such use would, in Landlord's reasonable judgment, impose unreasonable or excessive demands upon the Building systems, equipment or facilities; or (D) any person or entity, or any affiliate of such person or entity, who has been engaged in litigation with Landlord or any of its affiliates; (iii) Landlord refuses to relet the Premises because the tenant or the terms and provisions of the proposed lease are not approved by the holders of any liens or security interests in the Building, or would cause Landlord to be in default of, or to be unable to perform any of its covenants or obligations under, any agreements between Landlord and any third party; (iv) Landlord refuses to relet the Premises because the proposed tenant is unwilling to execute and deliver Landlord's standard lease form or such tenant requires improvements to the Premises to be paid at Landlord's cost and expense; or (v) Landlord refuses to relet the Premises to a person or entity whose character or reputation, or the nature of such prospective tenant's business, would not be acceptable to Landlord in its reasonable discretion.

     31. SURRENDER. On the last day of the Term, or upon the earlier termination of this Lease, Tenant shall peaceably and quietly surrender the Premises to Landlord, broom clean, in good order, repair and condition at least equal to the condition when delivered to Tenant excepting only ordinary wear and tear resulting from normal use (but in any event in no worse condition than Tenant is required to maintain the Premises during the Term) and damage by fire or other casualty covered by the Insurance carried by Landlord. Prior to the surrender of the Premises to Landlord, Tenant at its sole cost and expense shall remove all liens and other encumbrances which may have resulted from the acts or omissions of Tenant. If Tenant fails to do any of the foregoing, Landlord, in addition to other remedies available to it at law or in equity, may, without notice, enter upon, reenter, possess and repossess itself thereof, by force, summary proceedings, ejectment, or otherwise, and may dispossess and remove Tenant and all persons and property from the Premises; and Tenant waives any and all damages or claims for damages as a result thereof. Such dispossession and removal of Tenant shall not constitute a waiver by Landlord of any claims by Landlord against Tenant.

     32. HOLDING OVER. If Tenant does not surrender possession of the Premises at the end of the Term or upon earlier termination of this Lease, at the election of Landlord, Tenant shall be a tenant-at-will and the Rent and other payments due during the period of such holdover shall be 1.5 times the adjusted monthly Rent in effect immediately prior to end of the Term or termination of this Lease. Any holding over by Tenant with the express consent of Landlord shall be deemed a tenancy from month to month. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant's holdover and Tenant fails to vacate the Premises within five
(5) business days after Landlord notifies Tenant of Landlord's inability to deliver possession, or perform improvements, such failure shall constitute an Act of Default hereunder; and notwithstanding any other provision of this Lease to the contrary, TENANT SHALL BE LIABLE TO LANDLORD FOR, AND SHALL PROTECT LANDLORD FROM AND INDEMNIFY AND DEFEND LANDLORD AGAINST, ALL LOSSES AND DAMAGES, INCLUDING ANY CLAIMS MADE BY ANY SUCCEEDING TENANT RESULTING FROM SUCH FAILURE TO VACATE, AND ANY CONSEQUENTIAL DAMAGES THAT LANDLORD SUFFERS FROM THE HOLDOVER.

     33. REMOVAL OF TENANT'S PROPERTY. Tenant shall retain the ownership of all equipment, furniture, and supplies placed in or on the Premises by Tenant (other than non-trade fixtures or other alternations made by Tenant to the Premises in accordance with this Lease, which shall be the property of Landlord upon termination of this Lease) and shall have the right to remove such equipment, furniture, and supplies prior to termination of this Lease provided that no Act of Default has been committed by

Tenant which has not been fully cured in a manner reasonably acceptable to Landlord and further provided that Tenant repairs any injury to the Premises or Building resulting from such removal. Unless Tenant has made prior arrangements with Landlord and Landlord has agreed in writing to permit Tenant to leave such equipment, furniture, or supplies on the Premises for an agreed period, if Tenant does not remove such movable equipment, furniture, and supplies prior to such termination, then, in addition to its other remedies at law or in equity, Landlord shall have the right, in Landlord's sole discretion to either have such items removed and stored at Tenant's expense and all damage to the Premises or Building resulting therefrom repaired at the cost of Tenant or elect that such movable equipment, furniture and supplies automatically become the property of the Landlord upon termination of this Lease, and, in the latter case, Tenant shall not have any further right with respect thereto or for reimbursement therefor and Landlord shall be free to sell, discard or otherwise dispose of the same.

     34. LIENS. Tenant shall not permit any mechanics', materialmen's or other liens to be fixed or placed against the Premises or the Building or the Land and agrees immediately to discharge (either by payment or by filing of the necessary bond, or otherwise) any mechanics', materialmen's or other lien which is allegedly fixed or placed against any of the foregoing.

     35. INTEREST. Except as otherwise provided herein, all amounts of money payable by Tenant to Landlord under this Lease, if not paid when due, shall bear interest from the date due until paid at a rate equal to the lesser of (i) 15% per annum or (ii) the maximum nonusurious rate of interest permitted for the date the rate is determined by whichever of applicable federal or Texas laws permits the higher interest rate, stated as a rate per annum.

     36. ASSIGNMENT AND SUBLETTING. Landlord shall have the right to encumber, transfer and/or assign, in whole or in part, by operation of law or otherwise, its rights and obligations hereunder whenever Landlord, in its sole judgment, deems it appropriate, without any liability to Tenant, and Tenant shall attorn to any party to which Landlord transfers the Building and, upon such assignment, Landlord shall be relieved of all obligations hereunder accruing subsequent to the date of such assignment. Except with respect to a Permitted Transfer (defined below), Tenant shall not assign or otherwise transfer (including, without limitation, transfers by operation of law or a change in the control of the ownership interests of any tenant which is not a natural person), mortgage, pledge, hypothecate or otherwise encumber this Lease, or any interest herein, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or permit any other party to occupy or use the Premises, or any portion thereof, without the express prior written consent of Landlord, which consent may be given or withheld in Landlord's sole discretion. No such consent by Landlord and no Permitted Transfer shall release Tenant from any of Tenant's obligations hereunder or be deemed to be a consent to any subsequent assignment, subletting, occupation or use by another person. Subject to the foregoing, the rights and obligations of the parties hereunder shall inure to the benefit of and being binding on the parties hereto and their respective successors, assigns, heirs, and legal representatives. Tenant agrees to reimburse Landlord for its reasonable attorneys' fees and other expenses incurred in connection with any request to assign this Lease. As used herein, "Permitted Transfer" means (i) an assignment of Tenant's entire interest under this Lease in connection with a sale of all or substantially all the assets of Tenant provided that the assignee thereof immediately after such sale has a net worth, as determined in accordance with generally accepted accounting principles, equal to or greater than the lesser of
(x) Tenant's net worth immediately prior to such sale or (y) $10,000,000; (ii) an assignment or sublease to an affiliate of Tenant (which, for purposes hereof, shall mean an entity controlling, controlled by, or under common control with, Tenant); (iii) a merger or consolidation with a company which has one or more classes of stock traded on a recognized stock exchange; (iv) the change of control of Tenant if Tenant has one or more classes of stock traded on a recognized stock exchange; and (v) a sublease of less than 25% of the Premises; provided that all of the following conditions are satisfied at the time of such transfer: (a) no uncured Act of Default exists under this Lease; (b) no portion of the Building or Premises would likely become subject to additional or different laws as a consequence of the proposed transfer; and (c) the transferee's use of the Premises shall not conflict with the use specified in Paragraph 2 or any exclusive usage rights granted to any other tenant in the Building.

     37. MERGER OF ESTATES. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to it of Tenant's interest in any or all such subleases or subtenancies.

     38. LANDLORD'S LIABILITY. Any provisions of this Lease to the contrary notwithstanding and to the extent permitted by applicable law, Tenant hereby agrees that no personal or corporate liability of any kind or character whatsoever now attaches or at any time hereafter under any condition shall attach to Landlord for payment of any amounts payable under this Lease or for the performance of any obligation under this Lease. The exclusive remedies of Tenant for the failure of Landlord to perform any of its obligations under this Lease shall be to proceed against the interest of Landlord in and to the Building. For the purposes of this Lease, the phrase "the interest of the Landlord in and to the Building" shall mean (i) Landlord's fee title to the Building and the rents, revenues and profits therefrom if, as and when collected, and (b) the net proceeds from any sale or refinancing of the Building or the amount of any insurance or condemnation proceedings with respect to the Building. Nothing in this Paragraph 39 is intended to limit Tenant's recourse against Landlord's liability insurance or the liability of the issuer thereof.

     39. LIGHT AND AIR. Neither diminution nor shutting off of light or air or both nor any other effect on the Premises by any structure erected or condition now or hereafter existing on lands adjacent to the Building shall affect this Lease, abate Rent, or otherwise impose any liability on Landlord.

     40. CONDEMNATION. If all or more than 25% of the interest in the Premises shall be taken as a result of the exercise of the power of eminent domain, this Lease shall terminate as to the part so taken as of the date of taking. If more than 25% of the interest in the Premises or if a substantial portion of the Building is so taken, either Landlord or Tenant shall have the right to terminate this Lease as to the balance of the Premises by written notice to the other within thirty (30) days after the date of taking; provided, however, that a condition to the exercise by Tenant of such right to terminate shall be that the portion of the Premises or Building taken shall be of such extent and nature as to substantially handicap, impede or impair Tenant's use of the Premises or the balance of the Premises remaining. In the event of any taking, Landlord shall be entitled to any and all compensation, damages, income, rent, and awards with respect thereto except for an award, if any, specified by the condemning authority for any property that Tenant has the right to remove upon termination of this Lease. Tenant shall have no claim against Landlord for the value of any unexpired Term. In the event of a partial taking of the Premises which does not result in a termination of this Lease, the Rent thereafter to be paid shall be equitably reduced by being proportionately reduced as to the square footage so taken.

     41. SUBORDINATION. The rights and interests of Tenant under this Lease and in and to the Premises shall be subject and subordinate to first deeds of trust, mortgages, master leases and other security instruments and to all renewals, modifications, consolidations, replacements and extensions thereof heretofore or hereafter executed covering the Premises, the Building and the Land or any parts thereof (the "Security Documents"), to the same extent as if the Security Documents had been executed, delivered and recorded prior to the execution of this Lease. After the delivery to Tenant of a notice from Landlord that it has entered into one or more Security Documents, then during the term of such Security Documents Tenant shall deliver to the holder or holders of all Security Documents a copy of all notices to Landlord and shall grant to such holder or holders the right to cure all defaults, if any, of Landlord hereunder within the same time period provided in this Lease for curing such defaults by Landlord and, except with the prior written consent of the holder of the Security Documents, shall not (i) amend this Lease in any material respect; (ii) surrender or terminate this Lease except pursuant to a right to terminate expressly set forth in this Lease, or (iii) pay any Rent more than one month in advance or pay any Rent or other amounts payable hereunder other than in strict accordance with the terms hereof. The provisions of this subsection shall be self-operative and shall not require further agreement by Tenant; however, at the request of Landlord, Tenant shall execute such further documents as may be required to evidence and set forth for the benefit of the holder of any Security Documents the obligations of Tenant hereunder. At any time and from time to time upon not less than ten (10) days' prior notice by Landlord,

Tenant shall execute, acknowledge and deliver to the Landlord a statement of the Tenant in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications, if any), and stating whether or not to the best knowledge of Tenant the Landlord is in default in the keeping, observance or performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default of which Tenant may have knowledge, it being intended that any such statement may be relied upon by any addressee thereof. Notwithstanding the foregoing, as an express condition to any subordination by Tenant in accordance with the terms of this Paragraph 41, the mortgagee or beneficiary under Security Document shall agree in writing with Tenant that, in the event of a foreclosure sale or a deed in lieu of foreclosure (i) Tenant's rights under the Lease will be recognized,
(ii) Tenant's possession of the Premises will not be disturbed and (iii) the successor to Landlord will assume and perform all obligations of Tenant under the Lease, provided no Act of Default has then occurred and is continuing under this Lease. Landlord represents and warrants to Tenant that, as of the date of execution of this Lease, there are no Security Documents affecting the Land, the Building or the Premises.

     42. LEGAL INTERPRETATION. This Lease and the rights and obligations of the parties hereto shall be interpreted, construed and enforced in accordance with the laws of the State of Texas. The determination that one or more provisions of this Lease is invalid, void, illegal or unenforceable shall not affect or invalidate the remainder. All obligations of either party requiring any performance after the expiration of the Term shall survive the expiration of the Term and shall be fully enforceable in accordance with those provisions pertaining thereto. If the rights of the Tenant hereunder are owned by two or more parties or two or more parties are designated herein as Tenant, than all such parties shall be jointly and severally liable for the obligations of Tenant hereunder. Paragraph titles appearing in the margins are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this Lease.

     43. PARKING. As part of the services to be provided by Landlord to Tenant during the Term of this Lease, Tenant's employees, invitees and guests shall have the non-exclusive right to use 147 unreserved parking spaces without the payment of any parking charges. From time to time, Landlord shall have the right to make and enforce reasonable rules and regulations for the use of said parking and Tenant comply with the same and shall use reasonable efforts to cause Tenant's employees, invitees and guests to comply with the same. Landlord reserves the right to deny access to said parking to any tenant, employee, guest or invitee who refuses to comply with applicable parking rules and regulations or the terms of this Lease.


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

     44. WHOLE AGREEMENT. No oral statements or prior written material not specifically incorporated herein shall be of any force or effect. Tenant agrees that in entering into and taking this Lease, it relies solely upon the representations and agreements contained in this Lease and no others. This Lease, including the Exhibits which are attached hereto and made a part hereof for all purposes, constitutes the whole agreement of the parties and shall in no way be conditioned, modified or supplemented except by a written agreement executed by and delivered to both parties.

     45. BUILDING ACCESS. Tenant acknowledges that access to and from the Building is modulated by a controlled-access system requiring the use of card-keys and that Landlord has provided Tenant with the operating instructions to such system. Landlord shall be entitled to access to the Building via the controlled-access system for the purposes set forth in Paragraph 19 hereof. Landlord hereby expressly disclaims any responsibility for and Tenant hereby disaffirms any reliance upon Landlord for the operation (or non-operation) of the controlled access system of for the provision of security services.

     46. SIGNAGE.

     A. Tenant's name will be placed on the Building directory in the Building lobby, provided, however, the in the event no Building directory is installed in the Building lobby, Tenant shall be allowed to place a small sign on a stand near the reception desk on the first floor of the Building. In addition, Tenant shall be allowed to place its company name and logo on the wall facing the corridor by the main entrance to the Premises.

     B. In addition, so long as there shall exist no Act of Default, Tenant shall have the right to leave in place, and repair and maintain its sign mounted on the exterior of the Building at the entrance to the Building from Hollister Road as located as of the effective date of this Lease, subject to the requirements of applicable laws, codes, ordinances, rules, regulations and deed restrictions (including, without limitation, the Northwest Crossing Deed Restriction). No such signage may be modified or replaced unless approved in advance by Landlord.

     C. All costs and expenses of any kind or nature whatsoever associated with the signage described in this Paragraph and any other signage of Tenant's at the Building or Land which is permitted by Landlord shall be borne solely by Tenant, and to the extent any such costs are paid by Landlord, Tenant shall reimburse Landlord for such costs upon demand. Tenant shall ensure that no damage to the Building or other portions of the property on which the Building is located, or utility lines, occur in connection with the activities of Tenant or its contractor in respect of such signage. Tenant shall be obligated to remove such signage, and restore all affected areas to their condition prior to installation of the signage, in a good and workmanlike manner, all at Tenant's sole cost and expense, within ten (10) days after the earlier to occur of the termination or expiration of this Lease, or the earlier termination of


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

Tenant's signage rights under this Paragraph. Lessee acknowledges and agrees that Tenant's signage and other rights under this Lease are limited to the rights expressly granted herein, and that no additional rights in favor of Tenant or restrictions upon Landlord shall be implied. Without limiting the generality of the preceding sentence, Landlord shall not be restricted by this Lease from granting signage rights to others, or from installing its own signage, in, on or about the Building, nor from changing the Building name, in each case as Landlord may elect in its sole and absolute discretion.

     47. STORAGE SPACES. During the Term, Tenant may use the two storage areas located on the third (3rd) floor of the Building without any charge. Such storage areas shall be used for the storage of Tenant's files, Tenant's furniture and other personal property owned by Tenant and ancillary to Tenant's use of the Premises, and no other purposes. In no event shall Tenant use or occupy any portion of such storage spaces for office space or otherwise conduct business therein. TENANT HEREBY AGREES THAT THE STORAGE SPACES ARE IN GOOD ORDER AND SATISFACTORY CONDITION AND THAT THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, BY LANDLORD REGARDING THE STORAGE SPACES.

     48. ROOF ACCESS. Landlord and Tenant agree that Tenant shall from time to time have access to the roof of the Building and to roof penetrations and other facilities for necessary electrical wiring in order to maintain the telecommunications equipment installed by Tenant pursuant to the Existing Lease and to install and maintain, at Tenant's sole cost and expense, additional telecommunications equipment, all of which shall comply with (i) any reasonable requirements imposed by Landlord in connection therewith (including, without limitation, relating to the structural integrity and security of the roof and the Building), and (ii) all applicable federal, state and local laws, ordinances, codes, regulations and rules. Tenant shall obtain and maintain in full force and effect all required permits, licenses, insurance and approvals with respect thereto. Tenant shall indemnify, defend and save harmless Landlord, Landlord's directors, officers, partners, employees, or agents for any damage or loss of any kind (including, without limitation, attorneys' fees and court costs), for direct damages, consequential damages, loss of profits, business interruption, and for any damage to property, death or injury to persons arising out of or relating to the installation, operation, maintenance and/or removal of such satellite dishes and other telecommunications equipment, unless and to the extent caused by the willful misconduct or negligence of Landlord.

     49. PURCHASE OF FURNITURE. Tenant agrees to sell to Landlord, and Landlord agrees to buy from Tenant, certain of Tenant's furniture located in the Surrender Space, as provided in this Paragraph. On the Commencement Date (and provided that Tenant has actually surrendered the Surrender Space), Landlord will buy all of the Furniture Sets owned by Tenant and located in the Surrender Space, not to exceed ninety (90) Furniture Sets; provided, however, that Landlord shall have the right to refuse to purchase any Furniture Set owned by Tenant that is not in good or fair condition, as reasonably


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

determined by Landlord. Landlord will pay to Tenant $300.00 per Furniture Set, up to a maximum of $27,000.00. If requested by Landlord, Tenant will execute and deliver to Landlord a bill of sale evidencing the sale of such Furniture Sets. As used herein, "Furniture Set" means a set of office furniture consisting of a desk, chair, credenza/return and book shelves.

     50. CONTRACTION OPTION. Landlord hereby grants to Tenant the one-time option to terminate this Lease with respect to either or both of the 3,113 and 4,963 square foot areas on the first floor of the building marked "Contraction Space A" and "Contraction Space B" on Exhibit B-3 attached hereto and made a part hereof for all purposes (the "Contraction Spaces"), effective as of any date specified by Tenant on or after October 31, 2004, by so notifying
Landlord in writing ("Contraction Notice") no later than six (6) months prior to the effective date specified in the Contraction Notice. Any such Contraction Notice shall be in writing, shall specify which Contraction Space(s) will be released by Tenant and shall specify the effective date of such contraction, which effective date shall be the last day of any calendar month on or after October 31, 2004. If Tenant elects to release one or both of the Contraction Spaces, Tenant shall vacate the applicable Contraction Space(s) on or before the date specified in the Contraction Notice, and thereafter, the neither party shall have any continuing obligations to the other under this Lease with respect to such Contraction Space, except to the extent specifically provided to survive the termination of this Lease. Should Tenant release only one (1) of the two (2) Contraction Spaces, this option shall remain in effect with respect to the other Contraction Space through the remainder of the initial Term.

     51. STANDARD.

     A. Landlord and Tenant shall have at all times a right and duty to act reasonably and in good faith and, subject to Paragraph 30.B. hereof, mitigate any damages or claims arising out of this Lease or in connection with the use, condition or occupancy of the Building or the Premises or an occurrence of a default or breach in any of the terms of this Lease.

     B. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist attacks (including bio-chemical attacks), civil disturbances and other causes beyond the reasonable control of the performing party ("Force Majeure"). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.


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

     C. Tenant waives all rights pursuant to all applicable laws to contest any taxes or other levies or protest appraised values or receive notice of reappraisal regarding the Land or the Building (including Landlord's personalty), irrespective of whether Landlord contests same.

     D. TENANT HEREBY WAIVES ALL ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ. OF THE TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT'S OWN SELECTION, TENANT VOLUNTARILY ADOPTS THIS WAIVER.

     E. Tenant is knowledgeable and experienced in commercial transactions and does hereby acknowledge and agree that the provisions of this Lease for determining charges and amounts payable by Tenant are commercially reasonable and valid and constitute satisfactory methods for determining such charges and amounts as required by Section 93.004 (assessment of charges) of the Texas Property Code, as enacted by House Bill 2186, 77th Legislature. TENANT FURTHER VOLUNTARILY AND KNOWINGLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE
LAW) ALL RIGHTS AND BENEFITS OF TENANT UNDER SUCH SECTION, AS IT NOW EXISTS OR AS IT MAY BE HEREAFTER AMENDED OR SUCCEEDED.

     F. Tenant represents that it has dealt directly with and only with NAI Partners Commercial, LLC, on behalf of Landlord, in connection with this Lease. TENANT SHALL INDEMNIFY LANDLORD AGAINST ALL COSTS, EXPENSES, ATTORNEYS' FEES, LIENS AND OTHER LIABILITY FOR COMMISSIONS OR OTHER COMPENSATION CLAIMED BY ANY BROKER OR AGENT CLAIMING THE SAME BY, THROUGH OR UNDER TENANT.

     IN WITNESS WHEREOF, this Lease is hereby executed as of the date first above set forth.

                                        LANDLORD:
                                        BAKER HUGHES INCORPORATED,
                                        a Delaware corporation


                                        By /s/ G. S. Finley
                                           -------------------------------------
                                        Name: G. S. Finley
                                        Title: Vice President


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

                                        TENANT:
                                        TELVENT USA, INC.,
                                        a Texas corporation


                                        By /s/ Toss Stubbs
                                           -------------------------------------
                                        Name: Toss Stubbs
                                        Title: Treasurer

(Signature page to Lease dated October 14 [sic], 2003, covering 49,131 square feet of Rentable Area on the first and third floors of the 7000 Hollister Building, Houston, Harris County, Texas).


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